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                                                                    Exhibit 99.6
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[LETTERHEAD OF MATTHEWS STUDIO GROUP APPEARS HERE]


             Matthews Studio Group Announces $10,000,000 Investment
                             By ING Equity Partners



     BURBANK, CA (June 30, 1999) . . .  Matthews Studio Equipment Group (NASDAQ
SM: MATT) announced today the closing of a sale of a $10,000,000 senior subordinated promissory note of the company to ING Equity Partners, L.P.I. The note will mature on June 30, 2005 but will be automatically converted to common stock or such other security as may be offered by the company in a qualified equity offering. The proceeds from the transaction will be used for general corporate purposes, including funding of capital expenditures and the further development of Matthews' new Web Division, ShowbizMart.com. In connection with this transaction, Matthews' senior lenders have modified certain financial covenants and other provisions of their credit agreement.

     ShowbizMart.com, which opened online June 21, 1999, is designed as an online resource of choice for finding production suppliers, crew members, equipment and expendables, selected production items and industry memorabilia, travel and weather data, locations, news, online auctions, and more to help facilitate production coordination and planning in the domestic United States and North America. ShowbizMart.com is being developed as a new network of Web sites built for industry insiders as well as consumers and collectors of entertainment-related production items and memorabilia.

     "This new investment re-emphasizes ING's strong commitment in Matthews Studio Group's philosophy of building a "One-Stop" service to entertainment producers and professionals nationwide, as well as in our new web division, ShowbizMart.com. ING has been a great partner for our company since 1995, and we believe that their confidence in our strategy
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enriches our growth potential," said Carlos D. DeMattos, Chairman and CEO of
Matthews Studio Group.

     Matthews Studio Group supplies lighting, grip, transportation, generators, camera equipment, professional video and audio equipment, and complete theatrical equipment and supplies to entertainment producers nationwide. With corporate offices in Burbank, Matthews Studio Group operates from a diverse network of facilities throughout the United States, including locations in California, New York, Arizona, New Mexico, Utah, Nevada, Tennessee, Texas, North Carolina, Ohio, Florida, Washington and Baja California, Mexico.

Contact:   Carlos D. DeMattos
           Alan S. Unger
           Bret N. Weeks  (818) 525-5200